                                                                 Exhibit 23.3


The Board of Directors and Stockholders of
Shenkin Kurtz Baker & Co., P.C.

We consent to the incorporation by reference in the registration statements Nos. 333-27825 and 333-15413 on Forms S-3; No. 333-40331 on Form S-3 as amended; and
No. 333-40313 on Form S-4 as amended of our report dated January 26, 1998, with respect to the consolidated balance sheet of Shenkin Kurtz Baker & Co., P.C. and subsidiary as of December 7, 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for the period from January 1, 1997 to December 7, 1997, which report appears in the Form 8-K of Century Business Services, Inc. dated February 20, 1998.


/s/ KPMG Peat Marwick LLP

Denver, Colorado
February 20, 1998



                                     98